Exhibit 99.1

The Arena Group Anticipates Preliminary Revenue of Approximately $47 Million for the First Quarter of 2022

Revenue Expected to Significantly Exceed Published Wall Street Expectations;

Company to Announce First Quarter Results and Host Conference Call on May 4, 2022

NEW YORK – April 28, 2022 – The Arena Group Holdings, Inc. (NYSE American: AREN) (the “Company”) or “The Arena Group”), a tech-powered media company with 40 owned and operated properties and more than 200 brands including Sports Illustrated, TheStreet, Inc. (“TheStreet”), Parade Media (“Parade”), and HubPages, Inc. (“HubPages”) operating on a single technology platform, today announced certain preliminary unaudited financial results for the three months ended March 31, 2022. The preliminary unaudited financial results do not include any contribution from AMG/Parade, which was acquired subsequent to the first quarter.

2022 Unaudited First Quarter Preliminary Financial Results

●	Revenue expected to be approximately $47 million, an increase of approximately $14 million, or 44%, compared to the first quarter of 2021, driven by a more than doubling of digital advertising revenue.
●	As a result of the increase in revenue, gross profit more than tripled to approximately $20 million for the first quarter of 2022 from $5 million reported in the prior year quarter.

Management Commentary

Chairman and Chief Executive Officer of The Arena Group Ross Levinsohn said, “Our expected financial results for the first quarter continue to validate our platform and our strategy, enabling us to exceed expectations and drive higher revenue and substantial audience growth. Our first quarter, typically the slowest from a seasonal perspective, will significantly exceed analyst expectations” he said. “We are continuing to expand and generate efficiencies, and grow our operating margins. During the fourth quarter of 2021 we reached an inflection point in our growth and now for every new digital dollar of revenue that the Company generates, more than 50% contributes to our gross profit. The investments we’ve made over the past eighteen months have now positioned our Company to grow without any further substantial capital outlays. We continue to bolster our content, develop and leverage brand recognition, and exploit strong audience development capabilities across a unified backend system. Our expected financial results from the first quarter serves as powerful validation of our strategy, and we believe 2022 will be a year of significant growth.”

These preliminary results are based on current expectations and may be adjusted, as a result of, among other things, completion of customary quarter-end close review procedures and financial review. We expect to issue full financial results for the first quarter of 2022 on May 4, 2022.

Conference Call

Ross Levinsohn, The Arena Group’s Chief Executive Officer and Doug Smith, Chief Financial Officer, will host a conference call and live webcast to review the quarterly results and provide a corporate update on Wednesday, May 4, 2022 at 4:30 p.m. ET. To access the call, please dial 888-506-0062 (toll free) or 973-528-0011 and if requested, reference conference ID 388900. The conference call will also be webcast live on the Investor Relations section of The Arena Group’s website at https://investors.thearenagroup.net/news-and-events/events.

Following the conclusion of the live call, a replay of the webcast will be available on the Investor Relations section of the Company’s website for at least 90 days. A telephonic replay of the conference call will also be available from 7 p.m. ET on May 4, 2022 until 11:59 p.m. ET on May 18, 2022 by dialing 877-481-4010 (United States) or 919-882-2331 (international) and using the passcode 45346.

About The Arena Group

The Arena Group creates robust digital destinations that delight consumers with powerful journalism and news about the things they love – their favorite sports teams, advice on investing, the inside scoop on personal finance, and the latest on lifestyle essentials. With powerful technology, editorial expertise, data management, and marketing savvy, the transformative company enables brands like Sports Illustrated and TheStreet to deliver highly relevant content and experiences that consumers love. To learn more, visit www.thearenagroup.net.

Forward Looking Statements

This press release includes statements that constitute forward-looking statements. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, and include, for example, statements related to the expected effects on the Company’s business from the COVID-19 pandemic. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the duration and scope of the COVID-19 pandemic and impact on the demand for the Company products; the ability of the Company to expand its verticals; the Company’s ability to grow its subscribers; the Company’s ability to grow its advertising revenue; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that the Company could take to reduce operating costs; the inability of the Company to sustain profitable sales growth; circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives; and those factors detailed by The Arena Group Holdings, Inc. in its public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Should one or more of these risks, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations Contact

Rob Fink

FNK IR

Aren@fnkir.com

646.809.4048

Media Contacts:

Rachel Fink

Communications Manager, The Arena Group

comms@thearenagroup.net

Andrew Rhodes

DKC

arena@dkcnews.com

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